Exhibit 99.1

BRIGHTVIEW REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2019 RESULTS

Achieved fiscal year revenue of $2.40 billion supported by revenue growth in both segments

For the fourth fiscal quarter, reported GAAP Net Income of $25.1 million, or $0.24 per share, Adjusted EBITDA of $91.9 million and Adjusted Net Income of $45.0 million, or $0.44 per share

For full fiscal 2019, reported GAAP Net Income of $44.4 million, or $0.43 per share, and generated Adjusted EBITDA of $305.1 million and Adjusted Net Income of $118.0 million, or $1.15 per share

BLUE BELL, PA, November 21, 2019 -- BrightView Holdings, Inc. (NYSE: BV) (the “Company” or “BrightView”), the leading commercial landscaping services company in the United States, today reported unaudited results for the fourth quarter and audited results for the full fiscal year ended September 30, 2019.

Fourth Quarter Fiscal 2019 Highlights

•

Total Revenues for the quarter were $624.8 million, a 7.4% increase versus the prior year, with 5.1% higher Maintenance Services Segment revenues and 14.0% higher Development Services Segment revenues;

•	Maintenance Services Segment revenue of $455.4 million benefitted from growth in underlying commercial landscaping revenue and acquisitions;
•	Development Services Segment revenue of $170.7 million was the highest quarterly result in the segment’s history;
•	Net Income of $25.1 million, or $0.24 per share, and a net income margin of 4.0%, compared to Net Loss of ($10.9 million), or ($0.11) per share, and a net loss margin of (1.9%), in the prior year;
•	Adjusted EBITDA of $91.9 million, or 9.1% growth over the prior year, with a margin of 14.7%;
•	Adjusted Net Income of $45.0 million, or $0.44 per share, up from $35.8 million, or $0.35 per share, in the prior year.

Full Year Fiscal 2019 Highlights

•

Total Revenues for the fiscal year were $2,404.6 million, a 2.2% increase versus the prior year, with 2.2% higher Maintenance Services Segment revenues and 2.1% higher Development Services Segment revenues;

•	Net Income of $44.4 million, or $0.43 per share, and a net income margin of 1.8%, compared to Net Loss of ($15.1 million), or ($0.18) per share, and a net loss margin of (0.6%), in the prior year;
•	Adjusted EBITDA of $305.1 million, or 1.7% above the prior year, with a margin of 12.7%;
•	Adjusted Net Income of $118.0 million, or $1.15 per share, up from $90.0 million, or $1.08 per share, in the prior year;
•	Net Cash Provided by Operating Activities was $169.7 million and Free Cash Flow was $86.6 million;
•	Completed six acquisitions with an estimated $83.1 million of aggregate annualized revenue.

“Our strategic initiatives, designed to establish a base for sustainable, long-term growth, began delivering results in fiscal 2019.  Underlying commercial landscaping revenue grew in the fourth quarter and full year, despite facing significant weather-related challenges across many key markets.  And we continued executing our Strong-on-Strong M&A strategy while reducing our Net Debt.  Nonetheless, we fell short of some of our full year targets and are working hard to deliver on the long-term potential of our business, beginning with fiscal 2020,” said Andrew Masterman, BrightView President and Chief Executive Officer.  “We will build on our 2019 successes, including (a) the sequential revenue improvement in underlying commercial landscaping, (b) the excellent results that our Development Segment generated in the second half of 2019 with strong bookings going into 2020, and (c) the reliable revenue growth that our M&A pipeline, once again, delivered.  We will also maintain our targeted plans to invest in technology to support our sales and account manager teams, enhancing our customer relationships and driving both revenue growth and cash generation, which we believe are the cornerstones of stockholder value.”

Unless indicated otherwise, the information in this release has been adjusted to give effect to a 2.33839-for-one reverse stock split of the Company’s common stock effected on June 8, 2018.  Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Free Cash Flow and Adjusted Earnings per Share are non-GAAP measures. Refer to the “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” sections for more information.

Fiscal 2019 Results – Total BrightView

Total BrightView - Operating Highlights
	Three Months Ended September 30,			Fiscal Year Ended September 30,
($ in millions, except per share figures)	2019	2018	Change	2019	2018	Change
Revenue	$624.8	$581.8	7.4%	$2,404.6	$2,353.6	2.2%
Net income (loss)	$25.1	$(10.9)	nm	$44.4	$(15.1)	nm
Adjusted EBITDA	$91.9	$84.2	9.1%	$305.1	$300.1	1.7%
Adjusted EBITDA Margin	14.7%	14.5%	20 bps	12.7%	12.8%	-10 bps
Adjusted Net Income	$45.0	$35.8	25.7%	$118.0	$90.0	31.1%
Earnings per Share, GAAP	$0.24	$(0.11)	nm	$0.43	$(0.18)	nm
Earnings per Share, Adjusted	$0.44	$0.35	25.7%	$1.15	$1.08	6.5%
Weighted average number of common shares outstanding	102.9	102.1	0.8%	102.8	83.4	23.3%

For the fourth quarter of fiscal 2019, total revenue increased 7.4% to $624.8 million due to increases in both Maintenance Services Segment and Development Services Segment revenues.  Total Adjusted EBITDA increased 9.1% driven by an increase in the Development Services Segment Adjusted EBITDA as well as lower corporate expenses and partially offset by a decrease in Maintenance Services Segment Adjusted EBITDA, as discussed further below.

For the fiscal year ended September 30, 2019, total revenue increased 2.2% to $2,404.6 million due to an increase in both Maintenance Services Segment and Development Services Segment revenues.  Total Adjusted EBITDA was $305.1 million, up 1.7% versus the prior year, driven by an increase in Development Services Segment Adjusted EBITDA as well as lower corporate expenses and partially offset by a decrease in Maintenance Services Segment Adjusted EBITDA.

Fiscal 2019 Results – Segments

Maintenance Services - Operating Highlights
	Three Months Ended September 30,			Fiscal Year Ended September 30,
($ in millions)	2019	2018	Change	2019	2018	Change
Landscape Maintenance	$455.7	$433.7	5.1%	$1,568.3	$1,522.5	3.0%
Snow Removal	$(0.3)	$(0.3)	0.0%	$245.1	$252.3	(2.9%)
Total Revenue	$455.4	$433.4	5.1%	$1,813.4	$1,774.8	2.2%
Adjusted EBITDA	$77.2	$79.6	(3.0%)	$282.0	$289.8	(2.7%)
Adjusted EBITDA Margin	17.0%	18.4%	-140 bps	15.6%	16.3%	-70 bps
Capital Expenditures	$10.9	$11.8	(7.6%)	$65.4	$45.5	43.7%

For the fourth quarter fiscal 2019, revenue in the Maintenance Services Segment increased 5.1% to $455.4 million.  Landscape Maintenance revenue also increased 5.1%.  Landscape Maintenance acquisitions added 4.6% and commercial landscaping added 0.5% which included lower revenue due to Managed Exits as the Company strategically reduced a number of less profitable accounts established in previous years.  Excluding Managed Exits, the Company’s underlying commercial landscaping revenue grew 1.9% versus the prior-year quarter driven by growth in contract maintenance, ancillary services and national accounts.

Adjusted EBITDA for the Maintenance Services Segment in the quarter decreased 3.0% to $77.2 million, with the Adjusted EBITDA Margin decreasing 140 basis points versus the prior year quarter.  The decrease in segment profitability was due to lower margins on ancillary services and operational disruptions in the Florida and Southeast regions related to Hurricane Dorian, coupled with an increase in selling, general and administrative expenses as a result of the absorption of acquired businesses, partially offset by the increase in revenue described above.

For the fiscal year ended September 30, 2019, revenue in the Maintenance Services Segment increased 2.2% to $1,813.4 million.  Landscape Maintenance revenue increased 3.0%.  Acquisitions added 5.2% but were offset by a 3.0% negative revenue contribution from commercial landscaping. Commercial landscaping revenue declined due to lower revenue related to the Company’s strategic Managed Exits initiative, a challenging revenue comparison with the prior-year’s hurricane clean-up services and lower revenue from snow removal services due to reduced year-over-year snowfall in key geographies. Excluding the negative impact of these episodic events, the Company’s underlying commercial landscaping revenue grew 0.6% for the full fiscal year.

Adjusted EBITDA for the Maintenance Services Segment for the fiscal year ended September 30, 2019 decreased 2.7% to $282.0 million, with the Adjusted EBITDA Margin decreasing 70 basis points versus the prior year period.  The decrease in Segment Adjusted EBITDA Margin was due to the challenging comparison with prior year hurricane clean-up services, which typically contribute a higher gross margin compared with other landscape maintenance services, coupled with unfavorable weather conditions resulting in lower margins on ancillary services and snow removal services. The decrease was partially offset by more profitable contract maintenance revenue, the elimination of lower margin accounts through the Company’s strategic Managed Exits initiative and lower sales, general and administrative expenses as a percentage of revenue.

Development Services - Operating Highlights
	Three Months Ended September 30,			Fiscal Year Ended September 30,
($ in millions)	2019	2018	Change	2019	2018	Change
Revenue	$170.7	$149.7	14.0%	$595.4	$583.3	2.1%
Adjusted EBITDA	$26.7	$23.4	14.1%	$81.7	$78.7	3.8%
Adjusted EBITDA Margin	15.7%	15.7%	0 bps	13.7%	13.5%	20 bps
Capital Expenditures	$0.7	$0.9	(22.2%)	$10.6	$4.9	116.3%

Revenues for the Development Services Segment increased 14.0% to $170.7 million for the fourth quarter fiscal 2019.  This was the highest revenue for the segment since BrightView was formed in 2014.  Project revenue, derived from the segment’s revenue growth in key markets, and strong project pipeline drove the record result.

Adjusted EBITDA for the Development Services Segment increased 14.1% to $26.7 million in the quarter, positively affected by the increase in net revenue derived from the segment’s revenue growth in key markets and strong project pipeline coupled with revenue from acquisitions.  Segment Adjusted EBITDA Margin was flat compared with the prior year period.

Revenues for the Development Services Segment increased 2.1% to $595.4 million for the fiscal year ended September 30, 2019.  The increase in Development Services revenues was driven by the commencement of work on new projects, which more than offset a challenging comparison with revenue from the completion of certain large projects in the prior fiscal year, coupled with incremental revenue of $6.1 million related to development projects from the Maintenance Services acquisitions.

Adjusted EBITDA for the Development Services Segment increased 3.8% to $81.7 million during the fiscal year ended September 30, 2019.  The increase in segment Adjusted EBITDA was primarily due to the increase in net service revenues described above and a more profitable project mix.  Segment Adjusted EBITDA Margin increased 20 basis points to 13.7% in the fiscal year ended September 30, 2019 from 13.5% in the 2018 period.

Total BrightView Cash Flow Metrics
	Fiscal Year Ended September 30,
($ in millions)	2019	2018	Change
Cash Provided by Operating Activities	$169.7	$180.4	(5.9%)
Free Cash Flow	$86.6	$105.9	(18.2%)
Capital Expenditures	$89.9	$86.4	4.1%

Net cash provided by operating activities for the fiscal year ended September 30, 2019 was $169.7 million, compared to $180.4 million for the prior year.  The decrease was primarily due to an increase in accounts receivable due to the timing of collections, coupled with a decrease in unbilled and deferred revenue, partially offset by a decrease in prepaid income taxes and increases in accounts payable and accrued expenses.

Free Cash Flow for the fiscal year ended September 30, 2019 was $86.6 million, a decrease of $19.3 million versus prior year. The decrease in Free Cash Flow was due to the decrease in cash flows from operating activities of $10.7 million described above and an increase in capital expenditures of $3.5 million as well as a decrease in proceeds from sale of property and equipment of $5.2 million, each as described below.

For the fiscal year ended September 30, 2019, capital expenditures were $89.9 million, compared with $86.4 million last year.  The prior year period included the purchase of legacy ValleyCrest facilities of $21.6.  The Company also generated proceeds from the sale of property and equipment of $6.8 million and $12.0 million in fiscal 2019 and 2018, respectively.  Net of the legacy asset purchase and the proceeds from the sale of property and equipment in each year, net capital expenditures represented 3.5% and 2.2% of revenue in fiscal 2019 and 2018, respectively.

Total BrightView Balance Sheet Metrics
($ in millions)	September 30, 2019	September 30, 2018
Total Financial Debt[1]	$1,170.2	$1,184.4
Total Cash & Equivalents	$39.1	$35.2
Total Net Financial Debt[2] to Adjusted EBITDA ratio	3.7x	3.8x
[1]Total Financial Debt includes total long-term debt, net of original issue discount, and capital lease obligations
[2]Total Net Financial Debt equals Total Financial Debt minus Total Cash & Equivalents

As of September 30, 2019, the Company’s Total Net Financial Debt was $1,131.1 million, a decrease of $18.1 million compared to $1,149.2 million as of September 30, 2018.  The Company’s Total Net Financial Debt to Adjusted EBITDA ratio was 3.7x as of September 30, 2019, compared with 3.8x as of September 30, 2018.

Recent Developments

Acquisition of Commercial Landscaping Company - Heaviland Enterprises, Inc.

In early November, BrightView acquired Heaviland Enterprises, Inc. (“Heaviland”), a top commercial landscape services provider in the greater San Diego, CA, market.  Terms of the transaction were not disclosed.

Heaviland and its 150 skilled employees provide landscape maintenance, irrigation, enhancement and spray services.  The company operates out of two primary facilities servicing a diverse portfolio of customers throughout San Diego County.  Tom Heaviland, who founded the company with his late father Ron, will remain with BrightView along with senior leadership, to provide leadership continuity.

Acquisition of Commercial Landscaping Company – Clean Cut Lawns, LLC

In early November, BrightView acquired Clean Cut Lawns, LLC (“Clean Cut”), a leading commercial landscape services provider in Mesa, AZ.  Terms of the transaction were not disclosed.

Clean Cut offers a full suite of commercial landscaping solutions, including grounds management, landscape enhancement, irrigation, arbor care and spray services.  The company services its base of mostly HOA customers from one main facility and two strategically-located satellite sites.  John Nation, principal, along with other senior managers, will remain with BrightView.  By adding this experienced team of 110 trained and qualified field personnel, BrightView increases its strong presence in the greater Phoenix market.

2020 Fiscal Year Outlook

For the full year fiscal 2020, BrightView is providing the following guidance:

•	Total Revenue of between $2,465 million and $2,525 million;
•	Acquired Revenue of approximately $60 million over the course of the fiscal year;
•	Adjusted EBITDA of between $312 million and $320 million;
•	Net Capital Expenditures of 2.5% to 3.0% of revenue.

The Company is not providing a quantitative reconciliation of its financial outlook for Adjusted EBITDA to net income (loss), its corresponding GAAP measure, because the GAAP measure that is excluded from its non-GAAP financial outlook is difficult to reliably predict or estimate without unreasonable effort due to its dependence on future uncertainties, such as items discussed below under the heading “Non-GAAP Financial Measures.” Additionally, information that is currently not available to the Company could have a potentially unpredictable and potentially significant impact on its future GAAP financial results.

Conference Call Information

A conference call to discuss the fourth quarter fiscal 2019 financial results is scheduled for November 21, 2019, at 10 a.m. EST. The U.S. toll free dial-in for the conference call is (877) 273-7124 and the international dial-in is (647) 689-5396.  The conference passcode is 4458518. A live audio webcast of the conference call will be available on the Company’s investor website https://investor.brightview.com, where presentation materials will be posted prior to the call.

A telephone replay will be available shortly after the broadcast through November 28, 2019, by dialing (800) 585-8367 from the U.S., and entering conference passcode 4458518. A replay of the audio webcast also will be archived on the Company’s investor website.

About BrightView

BrightView is the largest provider of commercial landscaping services in the United States. Through its team of approximately 21,500 employees, BrightView provides services ranging from landscape maintenance and enhancements to tree care and landscape development for thousands of customers’ properties, including corporate and commercial properties, HOAs, public parks, hotels and resorts, hospitals and other healthcare facilities, educational institutions, restaurants and retail, and golf courses, among others. BrightView is the Official Field Consultant to Major League Baseball.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements made under the heading “2020 Fiscal Year Outlook”, statements related to our expectations regarding the performance of our industry, growth strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. You can identify these forward-looking statements by the use of words such as “outlook,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks, uncertainties and factors, including general business, economic and financial conditions; competitive industry pressures; the failure to retain current customers, renew existing customer contracts and obtain new customer contracts; the failure to enter into profitable contracts, or maintaining customer contracts that are unprofitable; a determination by customers to reduce their outsourcing or use of preferred vendors; the dispersed nature of our operating structure; our ability to implement our business strategies and achieve our growth objectives; acquisition and integration risks; the seasonal nature of our landscape maintenance services; our dependence on weather conditions; increases in prices for raw materials and fuel; product shortages and the loss of key suppliers; our ability to accurately estimate costs of a contract; the conditions and periodic fluctuations of real estate markets, including residential and commercial construction; our ability to retain our executive management and other key personnel; our ability to attract and retain trained workers and third-party contractors and re-employ seasonal workers; any failure to properly verify employment eligibility of our employees; subcontractors taking actions that harm our business; our recognition of future impairment charges; laws and governmental regulations, including those relating to employees, wage and hour, immigration, human health and safety and transportation; environmental, health and safety laws and regulations, including regulatory costs, claims and litigation related to the use of chemicals and pesticides by employees and related third-party claims; the distraction and impact caused by litigation, of adverse litigation judgments or settlements resulting from legal proceedings; increase in on-job accidents involving employees; any failure, inadequacy, interruption, security failure or breach of our information technology systems; any failure to protect the security of personal information about our customers, employees and third parties; our ability to adequately protect our intellectual property; occurrence of natural disasters, terrorist attacks or other external events; our ability to generate sufficient cash flow to satisfy our significant debt service obligations; our ability to obtain additional financing to fund future working capital, capital expenditures, investments or acquisitions, or other general corporate requirements; restrictions imposed by our debt agreements that limit our flexibility in operating our business; increases in interest rates governing our variable rate indebtedness increasing the cost of servicing our substantial indebtedness including proposed changes to LIBOR; and counterparty credit worthiness risk or risk of non-performance with respect to derivative financial instruments.  Additional factors that could cause BrightView’s results to differ materially from those described in the forward-looking statements can be found under “Item 1A. Risk Factors” in our Form 10-K for the fiscal year ended September 30, 2019, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. Any forward-looking statement made in this press release speaks only as of the date on which it was made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Non-GAAP Financial Measures

To supplement the Company’s financial information presented in accordance with GAAP and aid understanding of the Company’s business performance, the Company uses certain non-GAAP financial measures, namely “Adjusted EBITDA”, “Adjusted EBITDA Margin”, “Adjusted Net Income” “Adjusted Earnings per Share”, “Free Cash Flow”, Total Financial Debt” and “Total Net Financial Debt”. We believe Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings per Share, Free Cash Flow, Total Financial Debt and Total Net Financial Debt assist investors and in comparing our results across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes these non-GAAP financial measures are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management regularly uses these measures as tools in evaluating our operating performance, financial performance and liquidity. Management uses Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings per Share, Free Cash Flow, Total Financial Debt and Total Net Financial Debt to supplement comparable GAAP measures in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation and to compare our performance against that of other peer companies using similar measures. In addition, we believe that Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Net Income per Share, Free Cash Flow, Total Financial Debt and Total Net Financial Debt are frequently used by investors and other interested parties in the evaluation of issuers, many of which also present Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings per Share, Free Cash Flow, Total Financial Debt and Total Net Financial Debt when reporting their results in an effort to facilitate an understanding of their operating and financial results and liquidity. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

Adjusted EBITDA: We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation and amortization, as further adjusted to exclude certain non-cash, non-recurring and other adjustment items.

Adjusted EBITDA Margin: We define Adjusted EBITDA Margin as Adjusted EBITDA, defined above, divided by Net Service Revenues.

Adjusted Net Income: We define Adjusted Net Income as net income (loss) including interest and depreciation, and excluding other items used to calculate Adjusted EBITDA and further adjusted for the tax effect of these exclusions and the removal of the discrete tax items.

Adjusted Earnings per Share: We define Adjusted Earnings per Share as Adjusted Net Income divided by the weighted average number of common shares outstanding for the period.

Free Cash Flow: We define Free Cash Flow as cash flows from operating activities less capital expenditures, net of proceeds from the sale of property and equipment.

Adjusted Free Cash Flow is Free Cash Flow further adjusted for the acquisition of certain legacy properties associated with our acquired ValleyCrest business.

Total Financial Debt: We define Total Financial Debt as total long-term debt, net of original issue discount, and capital lease obligations.

Total Net Financial Debt: We define Total Net Financial Debt as Total Financial Debt minus total cash and cash equivalents.

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings per Share, Free Cash Flow, Total Financial Debt, and Total Net Financial Debt are not recognized terms under GAAP and should not be considered as an alternative to net income (loss) or the ratio of net income (loss) to net revenue as a measure of financial performance, cash flows provided by operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. Additionally, these measures are not intended to be a measure of free cash flow available for management’s discretionary use as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentations of these measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.

INVESTOR RELATIONS CONTACT:	MEDIA CONTACT:
Daniel Schleiniger, VP of Investor Relations	Fred Jacobs, VP of Communications & Public Affairs
484.567.7148	484.567.7244
Daniel.Schleiniger@BrightView.com	Fred.Jacobs@BrightView.com

BrightView Holdings, Inc.

Consolidated Balance Sheets

(Unaudited)

(in millions)*	September 30, 2019	September 30, 2018
Assets
Current assets:
Cash and cash equivalents	$39.1	$35.2
Accounts receivable, net	333.7	317.1
Unbilled revenue	107.6	99.9
Inventories	26.5	23.8
Other current assets	44.5	55.2
Total current assets	551.4	531.2
Property and equipment, net	272.4	256.8
Intangible assets, net	251.5	290.5
Goodwill	1,810.4	1,766.8
Other assets	42.9	46.6
Total assets	2,928.6	2,891.9
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$99.8	$93.6
Current portion of long-term debt	10.4	13.0
Deferred revenue	49.1	72.5
Current portion of self-insurance reserves	37.4	34.5
Accrued expenses and other current liabilities	136.0	117.9
Total current liabilities	332.7	331.5
Long-term debt, net	1,134.2	1,141.3
Deferred tax liabilities	64.4	67.2
Self-insurance reserves	87.1	93.4
Other liabilities	26.4	31.2
Total liabilities	1,644.8	1,664.6
Stockholders’ equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; no shares issued or outstanding as of September 30, 2019 and September 30, 2018	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 104,700,000 and 104,470,000 shares issued and outstanding as of September 30, 2019 and September 30, 2018, respectively	1.0	1.0
Additional paid-in-capital	1,441.8	1,426.3
Accumulated deficit	(146.3)	(189.6)
Accumulated other comprehensive loss	(11.7)	(10.4)
Treasury stock at cost 52,018 and 0 shares as of September 30, 2019 and September 30, 2018, respectively	(1.0)	—
Total stockholders’ equity	1,283.8	1,227.3
Total liabilities and stockholders’ equity	$2,928.6	$2,891.9

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
(in millions)*
Net service revenues	$624.8	$581.8	$2,404.6	$2,353.6
Cost of services provided	453.1	416.1	1,766.4	1,727.5
Gross profit	171.7	165.7	638.2	626.1
Selling, general and administrative expense	108.8	124.3	452.2	481.2
Amortization expense	13.4	15.3	56.3	104.9
Income from operations	49.5	26.0	129.7	40.0
Other income (expense)	—	(24.8)	—	(23.5)
Interest expense	18.1	20.3	72.5	97.8
Income (loss) before income taxes	31.4	(19.0)	57.2	(81.3)
Income tax (expense) benefit	(6.3)	8.1	(12.8)	66.2
Net income (loss)	$25.1	$(10.9)	$44.4	$(15.1)
Earnings (loss) per share:
Basic and Diluted	$0.24	$(0.11)	$0.43	$(0.18)

BrightView Holdings, Inc.

Segment Reporting

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
(in millions)*
Maintenance Services	$455.4	$433.4	$1,813.4	$1,774.8
Development Services	170.7	149.7	595.4	583.3
Eliminations	(1.3)	(1.3)	(4.2)	(4.5)
Net Service Revenues	$624.8	$581.8	$2,404.6	$2,353.6
Maintenance Services	$77.2	$79.6	$282.0	$289.8
Development Services	26.7	23.4	81.7	78.7
Corporate	(12.0)	(18.8)	(58.6)	(68.4)
Adjusted EBITDA	$91.9	$84.2	$305.1	$300.1
Maintenance Services	$10.9	$11.8	$65.4	$45.5
Development Services	0.7	0.9	10.6	4.9
Corporate	1.1	2.0	13.9	36.0
Capital Expenditures	$12.7	$14.7	$89.9	$86.4

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Fiscal Year Ended
	September 30, 2019	September 30, 2018
(in millions)*
Cash flows from operating activities:
Net income (loss)	$44.4	$(15.1)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	80.1	75.3
Amortization of intangible assets	56.3	104.9
Amortization of financing costs and original issue discount	3.7	10.4
Loss on debt extinguishment	—	25.1
Deferred taxes	(2.3)	(63.4)
Equity-based compensation	15.7	28.8
Hedge ineffectiveness and realized gains	7.0	9.8
Provision for doubtful accounts	2.4	0.9
Other non-cash activities, net	(2.7)	0.6
Change in operating assets and liabilities:
Accounts receivable	(12.8)	25.2
Unbilled and deferred revenue	(34.8)	2.6
Inventories	(2.4)	1.7
Other operating assets	17.1	(16.5)
Accounts payable and other operating liabilities	(2.0)	(9.9)
Net cash provided by operating activities	169.7	180.4
Cash flows from investing activities:
Purchase of property and equipment	(89.9)	(86.4)
Proceeds from sale of property and equipment	6.8	12.0
Business acquisitions, net of cash acquired	(64.0)	(104.4)
Other investing activities, net	1.6	(0.5)
Net cash used in investing activities	(145.5)	(179.3)
Cash flows from financing activities:
Repayments of capital lease obligations	(5.8)	(6.3)
Repayments of debt	(143.0)	(1,662.6)
Proceeds from term loan, net of financing costs	—	1,016.9
Proceeds from receivables financing agreement	120.0	115.0
Proceeds from revolving credit facility	10.0	60.0
Repurchase of common stock and distributions	(1.2)	(2.9)
Proceeds from issuance of common stock	—	501.2
Other financing activities, net	(0.3)	—
Net cash (used in) provided by financing activities	(20.3)	21.3
Net change in cash and cash equivalents	3.9	22.4
Cash and cash equivalents, beginning of period	35.2	12.8
Cash and cash equivalents, end of period	$39.1	$35.2

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
(in millions)*	2019	2018	2019	2018
Adjusted EBITDA
Net income (loss)	$25.1	$(10.9)	$44.4	$(15.1)
Plus:
Interest expense, net	18.1	20.3	72.5	97.8
Income tax expense (benefit)	6.3	(8.1)	12.8	(66.2)
Depreciation expense	18.3	18.7	80.1	75.3
Amortization expense	13.4	15.3	56.3	104.9
Establish public company financial reporting compliance (a)	1.9	0.8	4.8	4.1
Business transformation and integration costs (b)	4.0	4.0	17.5	25.5
Expenses related to initial public offering (c)	0.9	—	1.0	6.8
Debt extinguishment (d)	—	25.1	—	25.1
Equity-based compensation (e)	3.9	8.0	15.7	28.8
Management fees (f)	—	11.0	—	13.1
Adjusted EBITDA	$91.9	$84.2	$305.1	$300.1
Adjusted Net Income
Net income (loss)	$25.1	$(10.9)	$44.4	$(15.1)
Plus:
Amortization expense	13.4	15.3	56.3	104.9
Establish public company financial reporting compliance (a)	1.9	0.8	4.8	4.1
Business transformation and integration costs (b)	4.0	4.0	17.5	25.5
Expenses related to initial public offering (c)	0.9	—	1.0	6.8
Debt extinguishment (d)	—	25.1	—	25.1
Equity-based compensation (e)	3.9	8.0	15.7	28.8
Management fees (f)	—	11.0	—	13.1
Income tax adjustment (g)	(4.2)	(17.5)	(21.7)	(103.1)
Adjusted Net Income (h)	$45.0	$35.8	$118.0	$90.0
Free Cash Flow and Adjusted Free Cash Flow
Cash flows from operating activities	$60.5	$56.7	$169.7	$180.4
Minus:
Capital expenditures	12.7	14.7	89.9	86.4
Plus:
Proceeds from sale of property and equipment	—	8.0	6.8	12.0
Free Cash Flow	$47.8	$50.1	$86.6	$105.9
Plus:
ValleyCrest land and building acquisition (i)	—	—	—	21.6
Adjusted Free Cash Flow	$47.8	$50.1	$86.6	$127.6

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

(a)

Represents costs incurred to establish public company financial reporting compliance, including costs to comply with the requirements of Sarbanes-Oxley and the accelerated adoption of the revenue recognition standard (ASC 606 – Revenue from Contracts with Customers and other miscellaneous costs.

(b)

Business transformation and integration costs consist of (i) severance and related costs; (ii) vehicle fleet rebranding costs; (iii) business integration costs and (iv) information technology infrastructure transformation costs and other.

	Three Months Ended September 30,		Fiscal Year Ended September 30,
(in millions)*	2019	2018	2019	2018
Severance and related costs	$1.0	$2.5	$3.0	$5.7
Rebranding of vehicle fleet	0.1	0.1	0.5	12.5
Business integration	1.5	1.3	8.2	1.7
IT Infrastructure transformation and other	1.4	0.1	5.8	5.5
Business transformation and integration costs	$4.0	$4.0	$17.5	$25.5
(c)	Represents transaction related expenses incurred in connection with the IPO and subsequent registration statements.
(d)	Represents losses on the extinguishment of debt.
(e)	Represents equity-based compensation expense recognized for equity incentive plans outstanding, including $19.6 million related to the IPO in the fiscal year ended September 30, 2018.
(f)	Represents fees paid pursuant to a monitoring agreement terminated on July 2, 2018 in connection with the completion of the IPO.
(g)

Represents the tax effect of pre-tax items excluded from Adjusted Net Income and the removal of the applicable discrete tax items, which collectively result in a reduction of income tax. The tax effect of pre-tax items excluded from Adjusted Net Income is computed using the statutory rate related to the jurisdiction that was impacted by the adjustment after taking into account the impact of permanent differences and valuation allowances. Discrete tax items include changes in laws or rates, changes in uncertain tax positions relating to prior years and changes in valuation allowances. The fiscal year ended September 30, 2018 amount includes a $43.4 million benefit recognized as a result of the reduction in the U.S. corporate income tax rate from 35% to 21% under the 2017 Tax Cut and Jobs Act.

	Three Months Ended September 30,		Fiscal Year Ended September 30,
(in millions)*	2019	2018	2019	2018
Tax impact of pre-tax income adjustments	$3.4	$16.1	$19.8	$59.6
Discrete tax items	0.8	1.4	1.9	43.5
Income tax adjustment	$4.2	$17.5	$21.7	$103.1

(h)	Adjusted EPS is defined as Adjusted Net Income divided by the weighted average number of common shares outstanding for the period used in the calculation of basic EPS.
(i)	Represents the acquisition of legacy ValleyCrest land and buildings in October 2017.

Total Financial Debt and Total Financial Net Debt
(in millions)*	September 30, 2019	September 30, 2018
Long-term debt, net	$1,134.2	$1,141.3
Plus:
Current portion of long-term debt	$10.4	$13.0
Financing costs, net	17.1	20.0
Present value of net minimum payment - capital lease obligations	8.5	10.1
Total Financial Debt	$1,170.2	$1,184.4
Less: Cash and cash equivalents	(39.1)	(35.2)
Total Net Financial Debt	$1,131.1	$1,149.2

(*) Amounts may not total due to rounding.